UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2008

WITS BASIN PRECIOUS MINERALS INC.
(Exact Name of Registrant as Specified in Charter)

Minnesota (State or Other Jurisdiction of Incorporation)	1-12401 (Commission File Number)	84-1236619 (IRS Employer Identification No.)

80 South 8th Street, Suite 900 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402-8773 (Zip Code)

612.349.5277
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 11, 2008, Maanshan Global Mining Resources Limited (“Maanshan Global”), a limited liability company incorporated under the laws of the People’s Republic of China (“PRC”), entered into definitive agreements with Mr. Lu Benzhao and Ms. Lu Tinglan, each of whom are Chinese nationals (the “Sellers”), to purchase three PRC mining companies: Nanjing Sudan Mining Co., Ltd. (“Sudan”), Maanshan Xiaonanshan Mining Co., Ltd. (“Xiaonanshan”), and Maanshan Zhaoyuan Mining Co., Ltd. (“Zhaoyuan”) and their related assets (collectively, the “Properties”). Maanshan Global is a wholly owned subsidiary of China Global Mining Resources Limited, a British Virgin Islands corporation (“CGMR”) which is a wholly owned subsidiary of Wits Basin Precious Minerals Inc. (the “Registrant).

The definitive agreements were prepared pursuant to the terms of that certain Equity and Asset Transfer Heads of Agreement dated May 4, 2007 by and between CGMR and the Sellers, pursuant to which CGMR (or its nominee) held the rights to acquire 100% of the Properties for an aggregate purchase price of $66 million US (or the China Yuan Renminbi (CNY or RMB) equivalent). On January 25, 2008, the Registrant, CGMR and the Sellers entered into a letter agreement establishing a revised purchase price of $620 million RMB (then approximately $90 million U.S. dollars) to reflect the inclusion of certain capital expenditures, change in applicable exchange rate and other factors. CGMR has made an initial deposit payment of $5 million U.S. dollars to Sellers, such amount to be credited against the payment of the final purchase price for the Properties. The Registrant filed the Equity and Asset Transfer Heads of Agreement as Exhibit 10.46 to the Registrant’s Form 10-KSB for the year ended December 31, 2007 and the January 25, 2008 letter agreement as Exhibit 10.7 to the Registrant’s Form 10-Q for the quarter ended March 31, 2008.

(a) Equity Transfer Agreement of the Nanjing Sudan Mining Co., Ltd.

Pursuant to the Equity Transfer Agreement of the Nanjing Sudan Mining Co., Ltd. (“Sudan Agreement”), Maanshan Global will acquire 100% of the equity of Sudan for the aggregate purchase price of 160 million RMB (approximately $23.4 million U.S. dollars based upon the People’s Bank of China’s exchange rates as of August 11, 2008). Pursuant to the agreement, the payment of purchase price into escrow will occur in two installments: 90.8 Million RMB (approximately $13.3 million U.S. dollars) within 20 working days of the satisfaction of all conditions precedent identified in the Sudan Agreement and 69.2 million RMB (approximately $10.1 million U.S. dollars) 15 days prior to the formal closing. Additionally, Sellers are obligated to make certain capital expenditures relating to Sudan’s plant and equipment, such expenditures anticipated to be approximately 120 million RMB, which will be reimbursed to Sellers by Maanshan Global pursuant to a detailed ledger of the costs of such improvements provided to Maanshan Global by September 10, 2008. The agreement requires the parties to have an independent accounting firm produce an inventory listing of the assets of Sudan prior to closing. The closing of the transaction is to occur no later than 15 days after the issuance of certain necessary governmental approvals and licenses, which shall occur no later than December 20, 2008.

Completion of the transaction is subject to a number of conditions, including, without limitation, obtaining and transferring to Maanshan Global necessary government approvals and permits, Sudan’s satisfaction of an annual inspection, approval of Sudan’s two shareholders and executive director, satisfaction by Sudan and Sellers’ of applicable taxes and certain other liabilities, and other standard closing conditions.

(b) Equity Transfer Agreement of the Maanshan Xiaonanshan Mining Co., Ltd.

Pursuant to the Equity Transfer Agreement of the Maanshan Xiaonanshan Mining Co., Ltd. (“Xiaonanshan Agreement”), Maanshan Global will acquire 100% of the equity of Xiaonanshan for the aggregate purchase price of 130 million RMB (approximately $19.0 million U.S. dollars based upon the People’s Bank of China’s exchange rates as of August 11, 2008). Pursuant to the agreement, the purchase price will be paid into escrow in two installments: 73.8 million RMB (approximately $10.8 million U.S. dollars) within 20 working days of the satisfaction of all conditions precedent identified in the Xiaonanshan Agreement and 56.2 million RMB (approximately $8.2 million U.S. dollars) 15 days prior to the formal closing. Additionally, Sellers are obligated to make certain expenditures (mining, natural resource and land use fees) relating to the increase in mine output production and such expenditures over the prior output level will be reimbursed to Sellers by Maanshan Global pursuant to a detailed ledger of the costs of such expenditures. The agreement requires the parties to have an independent accounting firm produce an inventory listing of the assets of Xiaonanshan prior to closing. The closing of the transaction is to occur no later than 15 days after the issuance of certain necessary governmental approvals and licenses, which shall occur no later than December 20, 2008.

Completion of the transaction is subject to a number of conditions, including, without limitation, obtaining and transferring to Maanshan Global necessary government approvals and permits, Xiaonanshan’s satisfaction of an annual inspection, approval of Xiaonanshan’s two shareholders and executive director, satisfaction by Xiaonanshan and Sellers’ of applicable taxes and certain other liabilities, and other standard closing conditions.

(c) Equity Transfer Agreement of the Maanshan Zhaoyuan Mining Co., Ltd.

Pursuant to the Equity Transfer Agreement of the Maanshan Zhaoyuan Mining Co., Ltd. (“Zhaoyuan Agreement”), Maanshan Global will acquire 100% of the equity of Zhaoyuan for the aggregate purchase price of 80 million RMB (approximately $11.7 million U.S. dollars based upon the People’s Bank of China’s exchange rates as of August 11, 2008). Pursuant to the agreement, the purchase price will be paid into escrow in two installments: 45.4 million RMB (approximately $6.7 million U.S. dollars) within 20 working days of the satisfaction of all conditions precedent identified in the Zhaoyuan Agreement and 34.6 million RMB (approximately $5 million U.S. dollars) 15 days prior to the formal closing. The agreement requires the parties to have an independent accounting firm produce an inventory listing of the assets of Zhaoyuan prior to closing. The closing of the transaction is to occur no later than 15 days after the issuance of certain necessary governmental approvals and licenses, which shall occur no later than December 20, 2008.

Completion of the transaction is subject to a number of conditions, including, without limitation, obtaining and transferring to Maanshan Global necessary government approvals and permits, Zhaoyuan’s satisfaction of an annual inspection, approval of Zhaoyuan’s two shareholders and executive director, satisfaction by Zhaoyuan and Sellers’ of applicable taxes and certain other liabilities, and other standard closing conditions.

Each of the closings of the respective acquisitions of Sudan, Xiaonanshan and Zhaoyuan by Maanshan Global is contingent upon the completion of the others. In the event of breach of the terms of the any of the Sudan Agreement, Xiaonanshan Agreement or Zhaoyuan Agreement by Sellers, Sellers will be required to return to Maanshan Global the original deposit amount of $5 million U.S. dollars, and further pay damages to Maanshan Global in an amount equal to twice the deposit amount and all direct and indirect expenses relating to the transactions incurred by Maanshan Global. In the event the breach is due to the failure by Sudan, Xiaonanshan or Zhaoyuan to possess the necessary land use rights to mine their respective properties or otherwise be unable to operate, Sellers and the respective Properties will be required to return the deposit, pay for additional expenses of Maanshan Global and pay damages in the amount of $33 million U.S. dollars. In the event of a breach by Maanshan Global, it will be required to pay Sellers damages in the amount of $33 million U.S. dollars.

Pursuant to the terms of the Sudan Agreement, Xiaonanshan Agreement and Zhaoyuan Agreement, Maanshan Global entered into a consulting agreement with Mr. Lu Benzhao, one of the Sellers whereby Mr. Benzhao shall provide strategic advice, assist Maanshan Global in operating the Properties and assist Maanshan Global in obtaining and maintaining necessary governmental approvals, among other services. The term of the consulting agreement is for two years, commencing upon the closing of the acquisition of the Properties. In consideration of his services, Maanshan Global shall be obligated to pay Mr. Benzhao a consulting fee of approximately $10 million U.S. dollars within 1 day of the closing of Maanshan Global’s acquisition of the Properties. Additionally, Mr. Benzhao will be eligible to earn up to $44 million U.S. dollars and other equity incentives through the life of the agreement, such cash amount to be paid by December 31, 2009. Maanshan Global can offset against the amount of the final payment on the Consulting Agreement any breaches by Sellers of any representations and warranties under the Sudan Agreement, the Xiaonanshan Agreement and the Zhaoyuan Agreement. Pursuant to the Consulting Agreement, Mr. Benzhao also agreed to a five-year non-compete and non-solicitation relating to any similar businesses in the Maanshan and Nanjing municipalities and standard confidentiality provisions.

Maanshan Global’s completion of the acquisition of the Properties will require it to raise significant financing, which it anticipates raising through its entry into a joint venture or other financing arrangement with a third party with industry experience.

Copies of the Sudan Agreement, the Xiaonanshan Agreement and the Zhaoyuan Agreement are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

On July 31, 2008, CGMR entered into a Termination Agreement with Shananxi Hua Ze Nickel and Cobalt Metals Co., Ltd. (“Shaanxi Hua Ze”) whereby the parties agreed to terminate that certain Joint Venture Contract dated April 14, 2007 and that certain related Supplemental Agreement dated June 6, 2007 originally entered into with respect to the potential acquisition by CGMR of a nickel property. Also on July 31, 2008, CGMR, Shaanxi Hua Ze and Shaanxi Xingwang Import & Export Limited entered into a Settlement Agreement whereby the parties terminated that certain Supply Contract dated June 15, 2007. As part of the Settlement Agreement, Shaanxi Hua Ze agreed to refund to CGMR $1.85 million U.S. dollars within 20 business days of the date of the Settlement Agreement, representing a partial refund of the funds paid to Shaanxi Hua Ze upon entry into the Joint Venture Contract.

The Registrant disclosed additional detail with respect to the Joint Venture Contract, Supplemental Agreement and Supply Contract in its Form 8-K filed on August 3, 2007, and subsequently in its Annual Report on Form 10-KSB for the period ended December 31, 2007, which are incorporated by reference herein. Copies of the Termination Agreement and the Settlement Agreement are attached hereto as Exhibits 10.4 and 10.5, respectively, and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Equity Transfer Agreement (for the Nanjing Sudan Mining Co., Ltd.) by and among Lu Benzhoa, Lu Tinglan and Maanshan Global Mining Resources Limited, dated August 11, 2008.
10.2	Equity Transfer Agreement (for the Maanshan Xiaonanshan Mining Co., Ltd.) by and among Lu Benzhoa, Lu Tinglan and Maanshan Global Mining Resources Limited, dated August 11, 2008.
10.3	Equity Transfer Agreement (for the Maanshan Zhaoyuan Mining Co., Ltd.) by and among Lu Benzhoa, Lu Tinglan and Maanshan Global Mining Resources Limited, dated August 11, 2008.
10.4	Termination Agreement by and among China Global Mining Resources Limited and Shaanxi Hua Ze Nickel and Cobalt Metals Co., Ltd., dated July 31, 2008.
10.5	Settlement Agreement by and among China Global Mining Resources Limited and Shaanxi Hua Ze Nickel and Cobalt Metals Co., Ltd., dated July 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wits Basin Precious Minerals Inc.

Date: August 22, 2008	By:	/s/ Mark D. Dacko
Mark D. Dacko
Chief Financial Officer